UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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AMERICAN SOFTWARE, INC.
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AMERICAN SOFTWARE®

Supplement to Proxy Statement Filed July 29, 2022
For the 2022 Annual Meeting of Shareholders
To Be Held August 17, 2022

August 9, 2022
To our Shareholders:
We are writing to ask for your support at the 2022 Annual Meeting of Shareholders of American Software, Inc. (the “Company”) by voting in favor of all proposals appearing in our definitive proxy statement, filed with the U.S. Securities and Exchange Commission on July 29, 2022 (the “Proxy”). Specifically, we request that you vote “FOR” Proposal 1 relating to the re-election of our independent directors, Lizanne Thomas and James B. Miller, Jr.
Recently, Glass Lewis recommended that you vote “FOR” Ms. Thomas and “AGAINST” Mr. Miller. One reason for Glass Lewis’ negative vote recommendation is the Board does not meet Glass Lewis’ latest standards for gender diversity. In addition, late last week, Institutional Shareholder Services (“ISS”) recommended that you vote “AGAINST” the re-election of Ms. Thomas and Mr. Miller due to the absence of racial or ethnic diversity on the Board and the lack of a firm commitment to appoint at least one racially or ethnically diverse member within one year. The Board has considered these recommendations very carefully.
The purpose for this proxy statement supplement (“Supplement”) is to provide shareholders with additional information regarding the Company’s commitment to recruit a racially or ethnically diverse candidate to the Company’s board of directors (the “Board”) and to diversity, in general.
BOARD AND COMPANY COMMITMENT TO DIVERSITY
As a general matter, the Company is committed to diversity in its hiring and talent management practices and recognizes that diversity based on a variety of factors, including accessibility, race, ethnicity, national origin, gender, sexual orientation, age, religion and personality, strengthens our workforce and the services that we offer to our clients. In its journey towards greater diversity at the Board level, the Board is announcing two substantive commitments. First, the Board has formed a Nominating and Corporate Governance Committee, comprised of independent directors (initially, Lizanne Thomas as Chair, W. Dennis Hogue and Matthew G. McKenna), who will annually review candidates for submission to both the Company’s Class A and Class B shareholders. Second, the Board has committed to expand the size of the Board and to appoint a racially or ethnically diverse director for that position prior to the Company’s 2023 annual shareholder meeting. The Company’s view is that the best way to encourage diversity is by increasing the size of the Board, rather than through potentially losing Ms. Thomas’s and Mr. Miller’s talents, skills and deep experience.
Ms. Thomas has been a director since 2019. Since joining the Board, she has contributed substantially towards the Board’s initiatives to improve the governance function at the Company, utilizing her experience as an attorney and as a current and former member of other public company boards. Furthermore, a vote “AGAINST” Ms. Thomas would result in making our Board less diverse.
Mr. Miller has deep business, financial and leadership experience as a former executive officer and current member of another public company board. Mr. Miller utilizes his unique talents and skills as a director, generally, and also as the chairman of our Audit Committee, where he also serves as the Board’s only “audit committee financial expert,” a NASDAQ requirement. His leadership and experience have been extremely valuable to the Board over many years.
Historically, our shareholders have shown strong support for Ms. Thomas and Mr. Miller, with more than 85% of votes cast in favor of their re-election during the two most recent years, excluding broker non-voting shares. Our view is that their absence from the Board will do far more harm than good.
Glass Lewis and ISS’s recommendations have caused the Board and the Company to listen and better understand the need to communicate the Company’s plans for diversity in more definitive ways. To that end, the Board has determined that it is in the best interest of the shareholders to accelerate these announced actions in advance of the August 2025 NASDAQ deadline for larger companies to have at least two diverse Board members that may apply to the Company. Efforts to diversify American businesses are, without question, a journey. The Company is on that journey and acknowledges that the announcements in this Supplement are simply the next step on that journey, rather than the end.
Thank you for considering our recommendations. For the reasons described above, we respectfully ask you to vote “FOR” Proposal 1 in favor of the re-election of both Ms. Thomas and Mr. Miller, if you have not yet voted. If you previously voted “AGAINST” Proposal 1, we ask you to reconsider your vote.

Sincerely,

/James C. Edenfield/	/H. Allan Dow/	/Vincent C. Klinges/

James C. Edenfield	H. Allan Dow	Vincent C. Klinges
Executive Chairman	Chief Executive Officer and President	Chief Financial Officer

This Supplement should be read together with the Proxy. Except as specifically supplemented herein, all information set forth in the Proxy remains accurate and should be considered when voting your shares.